Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
FOR
QLINKS AMERICA, INC.

Article I
Name and Address

     The name of this corporation is Qlinks America, Inc. Its principal street address is 112 N. Rubey Dr., Suite 180, Golden, Colorado 80403.

Article II
Purpose

     The corporation is organized for any lawful purpose and shall further have unlimited power to engage in and do any lawful act concerning any and all business for which corporations may be organized under the Colorado Corporations Code and any amendments thereto.

Article III
Stock Information

     The corporation shall have authority to issue: One Hundred Million (100,000,000) shares of common stock with no par value that shall have unlimited voting rights and Ten Million (10,000,0000) shares of preferred stock for which the Board of Directors shall determine the preferences, limitations, and relative rights prior to issuance.

Article IV
Cumulative voting for Directors

     There shall be no cumulative voting for Directors. In the election of directors each shareholder may vote in person or by proxy, all of the shareholder’s votes for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote.

Article V
Shareholder Actions Without Meeting

     Any corporate action required or permitted to be taken pursuant to applicable law to be taken at a shareholders’ meeting may be taken without a meeting if: (1) All of the shareholders entitled to vote thereon consent to such action in writing; or (2) the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take corporate action at a meeting at which the shares entitled to vote thereon were present and voted consent to such action in writing.

Article VI
Registered Office and Registered Agent

     The name of the Corporation’s Initial Registered Agent and the address of the corporation’s initial registered office shall be:

William R. Jones
112 N. Rubey Dr., Suite 180
Golden, Colorado

Article VII
Principal Office

     The street address of the corporation’s principal office is:

112 N. Rubey Dr., Suite 180
Golden, Colorado

Article VIII
Persons or Person Causing this Document to be Delivered

     The name and address of the individual who caused this document to be delivered for filing and to whom the Secretary of State may deliver notice if filing of this document is refused is:

William R. Jones
112 N. Rubey Dr., Suite 180
Golden, Colorado

     The undersigned, a natural person over the age of 18 years, acting as incorporator of a corporation under the Colorado Business Corporation Act, adopts the above Articles of Incorporation.

_________________________________

William R. Jones

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